Exhibit 23.2




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Smithfield Foods, Inc., on Form S-4 of our report dated January 6, 1997 on the combined financial statements of Lykes Meat Group as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, which appears in the Current Report on Form 8-K of Smithfield Foods, Inc., dated January 17, 1997. We also consent to the reference to us under the heading "Experts."


/s/ PRICE WATERHOUSE LLP


Price Waterhouse LLP
Tampa, Florida
June 1, 1998